Exhibit 10.1

30 May 2008

Mr. Steven Grant

15490 NW Rock Creek Road

Portland, OR 97231

Dear Steve;

I am very pleased to offer you a position with TriQuint Semiconductor, Inc. as Vice-President of Worldwide Operations reporting to me. In this position you are responsible for leading Manufacturing and Supply Chain worldwide. Your unquestionable integrity, your strong organizational and leadership skills, and your solid Manufacturing and Operations background make you an ideal candidate for this position. I am delighted with the opportunity to work with you in the coming years.

Your annual base salary will be $275,000 and you will participate in the Key Employee Incentive Plan. Your target bonus is 50% of your base salary. Incentive Plan participation will be prorated for 2008 and your award will be calculated in accordance with the plan guidelines. The incentive can pay out up to two times the target.

In addition and most significantly, in connection with the commencement of your employment, I have recommended to the Board of directors that a grant of options for 300,000 shares of the Company’s stock (option shares) be assigned to you. The option price will be determined on your date of hire. The options will vest over 48 months with 25% vesting on the first quarterly vest date following 12 months from date of grant/hire, the remaining 75% vesting in equal installments of 6.25% over the next 12 quarterly vest dates until 100% vested. You will also be eligible to participate in the annual stock option refresh program.

I would also like to offer you a guaranteed sign on bonus of $40,000 to be paid within 30 days of your starting at TriQuint. If you terminate your employment without good reason within two years of your start date, you agree to repay the signing bonus in full.

Change of Control – You will be covered by the TriQuint Executive Change of Control Policy (see attached).

Severance – in the event of Termination Without Cause or Resignation for Good Reason you shall be entitled to receive a lump sum payment equivalent to 12 months of base salary less appropriate withholdings paid within 30 days of termination. Health and life insurance benefits with the same coverage provided to you prior to termination of your employment and in all other respects significantly comparable to those in place immediately prior to such termination will be provided by the Company over the 12 month period immediately following the termination. You will receive no severance benefits for Termination for Cause or Resignation Without Good Reason. Please see the Change of Control Policy attached for definitions.

TriQuint’s mandatory drug test policy requires that all new hires be tested for drugs prior to their first day of work. Therefore this offer is contingent upon passing a pre-employment drug test prior to your start date. The offer is also contingent upon a successful background check including criminal convictions, education, and employment verification. This offer is also contingent on the formal approval of the compensation committee and the board of directors for the company and upon you signing this offer letter.

TriQuint provides an excellent benefit package including Life, Medical, Dental and Disability insurance. This plan also has a “Section 125” option allowing you to pay all medical expenditures with pre-tax dollars. We also offer a 401(k) plan, a stock purchase plan of up to 15% of your base salary, and a profit sharing plan. You will also be eligible to participate in our non-qualified deferred comp plan.

Steve, the board, the staff and I believe this is a terrific opportunity and that you will be highly successful in leading the Manufacturing and Supply Chain organizations. We all look forward to your becoming a part of our team and helping us build a great company. Please indicate your acceptance of this offer by signing the enclosed copy along with the Confidentiality agreement and Background release form, and return them to me ASAP. If you have any questions, please give me a call.

Sincerely,

/s/ Ralph Quinsey
Ralph Quinsey President/CEO TriQuint Semiconductor

I have read and understand the above offer and accept under the conditions indicated. I plan to start work on July 16, 2008 .

/s/ Steven Grant	June 2, 2008
Signature	Date